CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 19 to the registration statement on Form N-1A (the "Registration Statement") of our report dated January 26, 2004, relating to the financial statements and financial highlights appearing in the December 31, 2003 Annual Report to Shareholders of Spectrum Growth Fund, Spectrum Income Fund and Spectrum International Fund (comprising T. Rowe Price Spectrum Fund, Inc.), which is incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Baltimore, Maryland

April 19, 2004